EXHIBIT 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Corporation Implements Cash Conservation Plan

Plymouth Meeting, PA — March 30, 2009 — Genaera Corporation (NASDAQ: GENR) today announced that it will implement a plan to conserve existing cash resources in order to maintain the ability to pursue business development strategies for trodusquemine (MSI-1436), the first-in-class, highly selective inhibitor of PTP1B and Genaera’s lead drug candidate for the treatment of type 2 diabetes and obesity, and explore strategic alternatives. The Company will also actively seek ways to monetize the anti-IL9 antibody (MEDI-528) and pexiganan programs.

The plan will reduce operating expenditures leaving cash resources available for strategic deployment and result in an approximate 80 percent reduction in headcount by May 1, 2009.

“We believe it is prudent to take all appropriate measures to conserve existing capital while weighing our options going forward,” commented Jack Armstrong, President and Chief Executive Officer of Genaera.

Genaera estimates that it will incur restructuring charges of approximately $1.3 million in the second quarter of 2009 associated with the reduction in force. As of December 31, 2008, Genaera had cash, cash equivalents and short-term investments of approximately $8.1 million.

About Genaera

Genaera Corporation is developing trodusquemine (MSI-1436), for type 2 diabetes and obesity currently in phase 1 clinical testing and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as from other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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